Exhibit 21.1

ALLEGIANCE BANCSHARES, INC. LIST OF SUBSIDIARIES
AS OF FEBRUARY 25, 2022

Direct Subsidiaries	Jurisdiction of Organization	Parent Entity
Allegiance Bank	Texas	Allegiance Bancshares, Inc.
Farmers & Merchants Capital Trust II	Delaware	Allegiance Bancshares, Inc.
Farmers & Merchants Capital Trust III	Delaware	Allegiance Bancshares, Inc.

Indirect Subsidiaries	Jurisdiction of Organization	Parent Entity
ABTX Financial, Inc.	Texas	Allegiance Bank
American Prudential Capital, Inc.	Texas	Allegiance Bank